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                                                                    Exhibit 99.1


   INVESTORS FINANCIAL SERVICES CORP. TO PURCHASE CHASE'S ADVISOR CUSTODY UNIT

CONTACT:   KAREN C. KEENAN
           (617) 330-6001
           kckeenan@ibtco.com

         BOSTON, MA, NOVEMBER 29, 2000 - Investors Financial Services Corp. (Nasdaq: IFIN) today announced it has signed a definitive agreement to purchase the Advisor Custody Unit of The Chase Manhattan Bank's National Consumer Services division. Under the terms of the agreement, the Company will pay up to $42 million for the business.

         Advisor Custody is a specialized unit that provides safekeeping, advisory and administration services to investment advisors. The unit, which services approximately $27 billion in assets, will become part of Investors Bank & Trust Company, a wholly owned subsidiary of Investors Financial Services Corp. Upon completion of the transaction, assets processed by the Company for clients will total over $338 billion. Investors Financial expects the transaction to be completed during the first quarter of 2001 and to be accretive to earnings per share beginning in mid-2001 and for the full fiscal year, assuming the successful integration of staff, systems and facilities in mid-2001.

         All 58 employees of the Advisor Custody Unit will be offered the opportunity to remain with the business as employees of Investors Bank & Trust Company. Both banks intend to move quickly to ensure a seamless transition for clients and employees. Clients of the Advisory Custody Unit will continue to be served by Chase until the deal is closed.

         "We are extremely excited about the opportunity represented in this acquisition." stated Kevin J. Sheehan, President and Chief Executive Officer. "The top 25 clients of the Advisor Custody Unit manage close to $1 trillion in assets. We believe that our core strategy of providing superior client service will be an excellent fit for these clients, and that we will benefit from the added depth and diversity in our client base as a result of the purchase. We anticipate raising capital to fund both the acquisition and our growth trajectory over the next several years."

          "While the Advisor Custody business has generated attractive profits for Chase's consumer business, we've determined that it is not in line with our business strategy, which concentrates on providing a full array of financial services to individual consumers in our quad-state markets of New York, New Jersey, Connecticut and Texas," says Gail Schneider, executive vice president in Chase's National Consumer Services Division. "Investors is a significant player in the business of providing custody to investment advisors and we believe these clients will benefit from Investors' strategic focus and continued commitment to grow this business."

                                    - MORE -
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         Investors Financial will broadcast a synchronized slide and audio conference call regarding this acquisition via the Internet on Thursday, November 30, 2000, at 4:30 p.m. EST. The call will be accessible on Investor Financial's home page, at www.ibtco.com. The conference call will also be available via telephone, at (719) 457-2631, confirmation code 507750. Recorded replays of the conference call will be available on the web site, and by dialing
(719) 457-0820, confirmation code 507750, beginning on Friday, December 1, 2000.

         Investors Financial Services Corp. provides asset administration services for the financial services industry through its wholly-owned subsidiary, Investors Bank & Trust Company-Registered Trademark-. The Company provides global custody, multicurrency accounting, institutional transfer agency, performance measurement, foreign exchange, securities lending, mutual fund administration and investment advisory services to financial asset managers, including mutual fund complexes, investment advisors, banks and insurance companies. Offices are located in the United States, Canada, Cayman Islands, and Ireland. Visit Investors Financial on the web at http://www.ibtco.com.

         This news release contains forward-looking statements (statements which are not historical facts). These statements are based upon certain assumptions and estimates which might not be realized. Important factors that could cause actual results to differ materially from those indicated by any such forward-looking statements are set forth under the heading "Certain Factors That May Affect Future Results" in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000. Factors that may impact the timing of the closing of the Advisor Custody Unit of The Chase Manhattan Bank include the timing of regulatory approvals and satisfaction of closing conditions. Factors that may effect whether and to what extent the acquisition of the Advisor Custody Unit is accretive to earnings include the length of time to conversion, the combined Company's ability to retain existing clients and attract new ones, the performance of global financial markets, changes in interest rates, the level of client deposits, the ability of the Company to attract and retain qualified management and personnel, the ability to timely and fully realize anticipated revenues, and the cost and availability of acquisition financing.